UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 17, 2020
AMAG PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-10865	04-2742593
(Commission File Number)	(IRS Employer Identification No.)

1100 Winter Street,	Waltham,	Massachusetts	02451
(Address of Principal Executive Offices)			(Zip Code)

(617) 498-3300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AMAG	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

As previously disclosed, AMAG Pharmaceuticals, Inc. (“we,” the “Company” or “AMAG”) identified immaterial errors in our previously reported revenue for Makena® (hydroxyprogesterone caproate injection) that overstated revenues by approximately $6.3 million in the aggregate over the impacted annual periods of 2016 through 2019 and understated revenue as previously reported in the three month period ended March 31, 2020 by approximately $1.8 million. These errors related to the timely accrual of certain governmental rebates. As a result, the Company’s management identified a material weakness in our internal control over financial reporting (“ICFR”) related to ensuring the timely recognition of our gross-to-net (“GTN”) adjustments for certain governmental rebates and the related accruals. Specifically, we did not design and maintain controls to allow for an effective review of disputed claims related to certain government rebate arrangements, where the decision has been made to initially not record and accrue for such items, to assess whether and when the need to record an accrual is required for such claims.

Although the identified governmental rebate and accrual event was immaterial to our financial statements in the impacted time periods, we determined that there was a risk that a similar event could have occurred without being prevented or detected on a timely basis that could have given rise to a potentially material misstatement in our financial statements or disclosures. As a result, management determined that its report regarding the effectiveness of our ICFR contained in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 6, 2020 (the “Annual Report”), and PricewaterhouseCoopers LLP (“PwC”) has determined its opinion relating to the effectiveness of the Company’s ICFR as of December 31, 2019 included in the Annual Report should not be relied upon. We plan to amend our Annual Report to reflect the conclusion by management that there was a material weakness in ICFR. The Company expects to receive an amended report on the Company’s ICFR from PwC for inclusion in the amendment to our Annual Report. Additionally, the statements within the Evaluation of Disclosure Controls and Procedures included in Item 4 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 are no longer effective due to the material weakness described above.

To the knowledge of our principal executive officer and principal financial officer, the material weaknesses in ICFR did not result in a material misstatement of any of our previously issued financial statements. Additionally, PwC has not withdrawn its opinion on our consolidated financial statements included in the Annual Report.

We have already taken certain steps and will take additional steps to remediate the material weakness, including the development of enhanced controls governing our GTN adjustments for governmental rebates and accruals.

Our remediation efforts are intended to address the identified material weakness. Management is committed to continuous improvement of our internal control over financial reporting and will continue to diligently review our internal control over financial reporting.

The Audit Committee of our board of directors has discussed the matters reported in this report with PwC and Deloitte & Touche LLP, our former and current independent registered public accounting firms, respectively.

This report contains forward-looking information about AMAG within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others management’s current expectations and beliefs are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the possibility that our remediation efforts may take longer to implement than expected, or may be inadequate to remedy the weakness as well as those risks identified in AMAG’s filings with the Commission, including its Annual Report, its Current Reports on Form 8-K, its Quarterly Reports on Form 10-Q, including for the quarters ended March 31, 2020 and June 30, 2020, and in any subsequent filings with the Commission, which are available at the Commission’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability, and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMAG PHARMACEUTICALS, INC.

By:	/s/ Joseph D. Vittiglio
Joseph D. Vittiglio Executive Vice President, General Counsel, Chief Business Officer & Corporate Secretary

Dated:	August 17, 2020

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